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                                                                EXHIBIT 12





                               FLUOR CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                         Year Ended October 31,
                                ------------------------------------------------------------------------
                                  1996            1995            1994            1993            1992
                                --------        --------        --------        --------        --------
Income from continuing
  operations before
  income taxes...............   $413,218        $362,214        $303,299        $242,200        $215,350

Add (subtract)

  Undistributed income from
   less than 50% owned
    persons..................     (7,369)           (163)         (6,000)             --              --

  Fixed charges..............     41,585          35,597          36,872          43,144          50,247
                                --------        --------        --------        --------        --------
  Total......................   $447,434        $397,648        $334,171        $285,344        $265,597
                                ========        ========        ========        ========        ========

Fixed charges

  Interest expense...........   $ 16,051        $ 13,385        $ 16,861        $ 19,982        $ 23,580
  Portion of rents
    representative of
    interest factor..........     25,534          22,212          20,011          23,162          26,667
                                --------        --------        --------        --------        --------
  Total fixed charges........   $ 41,585        $ 35,597        $ 36,872        $ 43,144        $ 50,247
                                ========        ========        ========        ========        ========

  Ratio of earnings to
    fixed charges............      10.76           11.17            9.06            6.61            5.29
                                ========        ========        ========        ========        ========